Exhibit 99.1

Xylem Inc.
1 International Drive, Rye Brook N.Y. 10573
Tel +1.914.323.5700 Fax +1.914.323.5752

Contacts:     Media                        Investors
Kelly McAndrew +1 (914) 323-5969        Matt Latino +1 (914) 323-5821
Kelly.McAndrew@xyleminc.com        Matthew.Latino@xyleminc.com

JEANNE BELIVEAU-DUNN APPOINTED TO XYLEM BOARD OF DIRECTORS
RYE BROOK, N.Y., August 16, 2017 - Xylem Inc. (NYSE: XYL), a global water technology company, today announced that Jeanne Beliveau-Dunn has been elected to the Company’s Board of Directors, effective immediately.  With this appointment, the total number of directors serving on the Xylem Board is ten.  Ms. Beliveau-Dunn currently serves as Vice President and General Manager of Cisco’s Technical Services, a global organization that supports Cisco’s customers. In that role, Ms. Beliveau-Dunn leads strategy, business operations, innovation and global market initiatives. She also leads Cisco’s learning business, which serves more than three million customers and is focused on creating a digitally-ready workforce for the Internet of Things (IoT).
“We are pleased to welcome Jeanne to the Xylem Board of Directors,” said Markos I. Tambakeras, Chairman of the Board, Xylem. “She brings in-depth knowledge of emerging technologies as well as deep experience in cultivating innovative solutions for customers as a foundation for sustainable growth.  Her experience and insights will be of great value to our Board and leadership team.  We look forward to working with Jeanne on our plans to continue to grow the company and create value for our shareholders.”
Patrick Decker, President and CEO of Xylem, added, “Jeanne’s perspective and experience are particularly relevant to Xylem at this point in our growth journey. I am confident that she will add measurable value as we continue the execution of our plans to be a leading technology and innovative solutions provider in our sector.”
About Jeanne Beliveau-Dunn
Ms. Beliveau-Dunn is a leading voice on digitization and the workforce of the future, and a pioneer in cloud, software-as-a-service and collaborative knowledge systems, such as The Cisco Learning Network. She was recognized in 2015 by the National Diversity Council as one of the “Top 50 Most Powerful Women in Technology” and in 2017 by Connected World’s Women of M2M as a “Trailblazer in IoT”.
In addition to her work at Cisco, Ms. Beliveau-Dunn serves as President of the Board of the IoT Talent Consortium, a membership driven non-profit organization, which she was instrumental in co-founding. The Consortium assists its members in the development of a more agile workforce and innovative and adaptive culture to support success in the IoT-enabled digital economy.  She also serves on the Board of the Council for Adult and Experiential Learning, a non-profit organization.
She began her career at Cisco 21 years ago leading Cisco’s Global Partner Organization. Later, she created the Internet Business Solutions Group, a consulting team working with Cisco’s largest customers around the globe. Ms. Beliveau-Dunn also led Cisco’s Enterprise

Exhibit 99.1

Network marketing team, which represented the majority of Cisco’s business. Before joining Cisco, Ms. Beliveau-Dunn spent five years as vice president and general manager for Micronics/Diamond computers.
Ms. Beliveau-Dunn serves as an advisor for select organizations committed to continuous learning and talent.  She earned a bachelor’s degree in management from the University of Massachusetts.
About Xylem
Xylem (NYSE: XYL) is a leading global water technology company committed to developing innovative technology solutions to the world’s water challenges. The Company’s products and services move, treat, analyze, monitor and return water to the environment in public utility, industrial, residential and commercial building services settings. With its October 2016 acquisition of Sensus, Xylem added smart metering, network technologies and advanced data analytics for water, gas and electric utilities to its portfolio of solutions. The combined Company’s nearly 16,000 employees bring broad applications expertise with a strong focus on identifying comprehensive, sustainable solutions. Headquartered in Rye Brook, New York with 2016 revenue of $3.8 billion, Xylem does business in more than 150 countries through a number of market-leading product brands.
The name Xylem is derived from classical Greek and is the tissue that transports water in plants, highlighting the engineering efficiency of our water-centric business by linking it with the best water transportation of all -- that which occurs in nature. For more information, please visit us at www.xylem.com.

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